Exhibit 5.2

Board of Directors

Golden Star Resources Ltd.

10901 West Toller Drive

Suite 300

Littleton, Colorado

80127-6312

Dear Sirs:

We have acted as U.S. counsel for Golden Star Resources Ltd. (the “Corporation”), a corporation organized under the laws of Canada, in connection with the filing of a Registration Statement on Form S-3ASR (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of the resale by certain selling securityholders of (i) up to US$125 million aggregate principal amount of 4.0% Convertible Senior Unsecured Debentures due November 30, 2012 of the Corporation (the “Debentures”) governed by a trust indenture (the “Indenture”) dated as of November 8, 2007 between the Corporation and The Bank of New York as Trustee, and (ii) up to 32,772,513 common shares of the Corporation issuable upon conversion of the Debentures pursuant to the terms of the Indenture (the “Shares”).

We have examined such statutes, public and corporate records, certificates of public officials and other documents, and have made such other searches and investigations as we have considered necessary or appropriate for the purpose of the opinion set forth below.

For the purposes of the opinion set forth in this letter, we have assumed, with respect to all documents examined by us, that all signatures are genuine, all individuals signing any documents had full legal capacity at all relevant times, all documents and records submitted to us as originals are authentic and complete and all documents and records submitted to us as certified, conformed or photostatic copies confirm to authentic and complete original documents.

In giving the opinions set forth below, we have relied on the opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to the Corporation, as to certain matters governed by Canadian law.

Based upon and subject to the foregoing, we are of the opinion that the Debentures are valid and binding obligations of the Corporation and entitled to the rights afforded under the Indenture, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, and the rules and regulations thereunder.

Yours truly,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP